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                     LETTERHEAD OF CAHILL GORDON & REINDEL           EXHIBIT 5.1



                                                           May 6, 1999



Atlas Air, Inc.
538 Commons Drive
Golden, Colorado  80401

                         Re: Registration of Preferred Stock, Common Stock and Stock Purchase Contracts

Ladies and Gentlemen:

                  We have acted as counsel for Atlas Air, Inc., a Delaware corporation ("Atlas"), in connection with the filing by Atlas of its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement relates to up to $250,000,000 in aggregate principal amount of shares of Common Stock of Atlas, $0.01 par value per share (the "Common Stock"), shares of Preferred Stock of Atlas, $1.00 par value per share (the "Preferred Stock") and certain contracts to purchase shares of Common Stock (the "Stock Purchase Contracts", and collectively with the Common Stock and the Preferred Stock, the "Securities").

                  In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials and officers of Atlas, we have assumed the same to have been properly given and to be accurate.
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                  Based upon the foregoing, assuming all necessary corporate action shall have been taken to authorize the issuance and sale of such Securities and appropriate certificates representing the Securities are duly executed and delivered by Atlas, countersigned by the applicable transfer agent or registrar, registered and sold in accordance with the related purchase agreement or underwriting agreement between Atlas and the purchasers or underwriters, as the case may be, named therein, we are of the opinion that the Securities will be validly issued, fully paid and nonassessable.

                  The opinion expressed herein is limited in all respects to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of the Securities" in the prospectus relating to the Securities that constitutes a part of the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                                     Very truly yours,


                                                     /s/ CAHILL GORDON & REINDEL